EXHIBIT L

[Arnold & Porter LLP Letterhead]

April 16, 2013

Republic of Turkey

Prime Ministry

Undersecretariat of Treasury

General Directorate of Foreign

Economic Relations

Ismet Inonu Bulvari 06510

Emek-Ankara, Turkey

Ladies and Gentlemen:

We have acted as special United States counsel for the Republic of Turkey (the “Republic”) in connection with the issuance and offering for sale (the “Offering”) of its U.S.$1,500,000,000 principal amount of 4.875% Notes due April 16, 2043 (the “Notes”) in the form of a takedown from the Republic’s Registration Statement No. 333-170922 under Schedule B (the “Registration Statement”). In connection with the Offering we have reviewed the Registration Statement, the Prospectus dated February 3, 2011, the Prospectus Supplement dated April 9, 2013, the Fiscal Agency Agreement dated as of December 15, 1998, between the Republic and The Bank of New York Mellon (successor-in-interest to JPMorgan Chase Bank), as amended by Amendment No. 1 to Fiscal Agency Agreement, dated as of September 17, 2003 and by Amendment No. 2 to the Fiscal Agency Agreement, dated as of January 7, 2004 (the “Fiscal Agency Agreement”), and the Underwriting Agreement dated as of April 9, 2013, (the “Underwriting Agreement”) by and among the Republic, Citigroup Global Markets Inc., Credit Suisse Securities (Europe) Limited and J.P. Morgan Securities plc (the “Underwriters”).

It is our opinion that, assuming due authorization, execution and delivery by the Republic, the Notes, when duly authenticated in accordance with the terms of the Fiscal Agency Agreement and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Republic under the laws of the State of New York.

Insofar as the opinion set forth herein relates to matters of the law of the Republic, we have relied upon the opinion of the First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, Republic of Turkey, dated of even date herewith, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Republic of Turkey

April 16, 2013

We consent to the filing of this opinion as an exhibit to the Annual Report of the Republic of Turkey on Form 18-K and to the references to our firm appearing under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement, and appearing under the caption “Legal Matters” in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission.

Very truly yours,
/s/ Arnold & Porter LLP